Exhibit 99.1

For Immediate Release

Midland States Bancorp, Inc. Completes the Acquisition of Centrue Financial Corporation

Effingham, IL, June 12, 2017 — Midland States Bancorp, Inc. (NASDAQ: MSBI) (“Midland”) today announced it has completed its acquisition of Centrue Financial Corporation (NASDAQ: CFCB) (“Centrue”), the parent company of Centrue Bank. As a result of the transaction, Centrue Bank is now a wholly owned subsidiary of Midland.  The transaction brings Midland’s total assets to approximately $4.5 billion.

Leon J. Holschbach, President and Chief Executive Officer of Midland, commented, “We are very pleased to welcome Centrue’s customers, employees and shareholders to the Midland family.  Centrue is a great franchise and we are very familiar with its markets.  Centrue customers will also benefit from the additional products, services and lending capacity that Midland offers.

“This acquisition fits squarely into our strategic plan of making accretive acquisitions in good markets.  We believe we can realize strong synergies through this transaction while also increasing our ability to grow our customer base in northern and central Illinois,” said Mr. Holschbach.

The transaction will increase the Midland branch network to approximately 50 locations across Illinois and in the St. Louis and Colorado markets.  Midland also operates approximately 40 additional locations across the United States in connection with its residential mortgage, commercial FHA loan origination and commercial equipment leasing businesses.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. Following the acquisition of Centrue Financial Corporation, Midland has assets of approximately $4.5 billion.  Midland’s Wealth Management Group has assets under administration of approximately $1.9 billion.  Midland provides a full range of commercial and consumer banking products and services, merchant credit card services, trust and investment management, and insurance and financial planning services. In addition, commercial equipment leasing services are provided through Heartland Business Credit, and multi-family and healthcare facility FHA financing is provided through Love Funding, Midland’s non-bank subsidiaries. For additional information, visit Midland at www.midlandsb.com or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.

Special Note Concerning Forward-Looking Statements

Readers should note that this press release includes “forward-looking statements,” including but not limited to statements about the Centrue transaction.  These statements are subject to many risks and uncertainties, including the possibility that any of the anticipated benefits of the transaction will not be realized within the expected time period or at all and the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

CONTACTS:

Kevin L. Thompson, Chief Financial Officer, at kthompson@midlandsb.com or (217) 342-7321

Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321